EXHIBIT 99.1

Comprehensive Care Corporation Receives Rate

Increase on Pharmacy At-Risk Program for Key Client

TAMPA, Florida March 8, 2012 — Comprehensive Care Corporation (CompCare) (OTC BB: CHCR), which provides behavioral health, substance abuse and at-risk psychotropic pharmacy management services for managed care companies throughout the U.S. and Puerto Rico, is pleased to announce that it has signed an amendment to its existing at-risk pharmacy management agreement with a major client serving Medicare members.

CompCare received an 11% rate increase which equates to an annual increase of no less than $3.7 million based on our client’s current membership. The rate increase has an effective date of January 1, 2012. “The rate increase, along with other initiatives being taken by the Company, results in our Puerto Rico subsidiary achieving immediate profitability starting January 1, 2012,” said Clark A. Marcus, CompCare’s Chairman and CEO.

Additionally, the client extended the initial two-year term of the contract by an additional three months to December 31, 2012.

About CompCare:

Established in 1969, CompCare provides behavioral health, substance abuse and psychotropic pharmacy management services for managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands. For more information, please call 813-288-4808 or visit our website at www.compcare.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, our ability to execute our business plan, our ability to offer and sell any of our products at a profit, the expected growth in our business and that of our customers, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, our ability to achieve expected results from new business, the profitability, if any, of our capitated contracts, subsidiaries, or other products, increases or variations in cost of care, seasonality, our ability to obtain additional financing, increased outsourcing of behavioral health services, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at www.sec.gov. Any forward- looking statement in this release speaks only as of the date on which it is made. We assume no obligation to update or revise any forward-looking statements.

Investor Contacts:

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

949.707.5365